Exhibit 99.1

Intercept Pharmaceuticals Reports Second Quarter 2014 Financial Results and Provides Business Update

NEW YORK, Aug 11, 2014 (GlobeNewswire) — Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (Intercept), a clinical stage biopharmaceutical company focused on the development and commercialization of novel bile acid therapeutics to treat chronic liver and intestinal diseases, today reported financial results for the quarter and six months ended June 30, 2014 and provided other general business updates including additional data from the FLINT trial in NASH patients. These results are included in Intercept’s Quarterly Report on Form 10-Q which has been filed with the Securities and Exchange Commission. Intercept will hold a conference call and audio webcast today at 4:30 p.m. ET to review this information with conference call details provided below.

Summary of Key Development Programs, Updates and Anticipated Milestones

•	NASH Program

o	FLINT trial data provided in 10-Q filing and to be discussed on today’s conference call

o	Phase 3 program initiation anticipated in 1H 2015, pending regulatory feedback

o	Phase 2 lipid metabolism trial initiation anticipated in 1H 2015

•	PBC Program

o	Fast Track designation granted by FDA

o	Phase 3 confirmatory trial protocol finalization anticipated in 3Q 2014 and initiation planned around year-end 2014

o	Pre-NDA and pre-MAA meetings anticipated in 4Q 2014 with completed filings anticipated in 1H 2015

•	Primary Sclerosing Cholangitis (PSC) Program

o	Double-blind phase 2 trial initiation anticipated year-end 2014

o	First clinical trial of OCA in this orphan indication with high unmet medical need

•	INT-767 Phase 1 Trial Initiation Anticipated in 1H 2015

Financial Results

Six Months Ended June 30, 2014

For the six months ended June 30, 2014, Intercept reported a net loss of $212.6 million, compared to a net loss of $23.7 million for the six months ended June 30, 2013. Included in the net loss was a non-cash charge related to the periodic revaluation of warrant liability of $170.8 million and $9.3 million in each of the six month periods ended June 30, 2014 and 2013, respectively, and non-cash share-based compensation of $11.2 million and $3.5 million in each of the six month periods ended June 30, 2014 and 2013, respectively.

Research and development expenses increased to $29.2 million for the six months ended June 30, 2014 from $10.0 million for the six months ended June 30, 2013. The $19.2 million net increase is primarily the result of increased activities in the PBC development program for OCA. The increase in R&D includes an incremental $5.8 million in non-cash share-based compensation.

General and administrative expenses increased to $13.6 million for the six months ended June 30, 2014 from $5.3 million for the six months ended June 30, 2013. The $8.3 million increase was primarily as a result of increased personnel and infrastructure to support the growth in the Company’s operations and increased pre-commercialization activities. The increase in G&A includes an incremental $1.9 million in non-cash share-based compensation.

Quarter Ended June 30, 2014

Intercept reported net income of $33.5 million for the second quarter of 2014, compared to a net loss of $13.5 million for the second quarter of 2013. Included in net income for the second quarter of 2014 is a $55.8 million non-cash gain recorded for the revaluation of all outstanding warrants which were exercised in April 2014.

Cash Position

As of June 30, 2014, Intercept had cash, cash equivalents and investment securities available for sale of approximately $299.0 million. In April 2014, Intercept completed an underwritten public offering of 1,000,000 shares of common stock, of which 600,000 shares were sold by Intercept and 400,000 shares were sold by certain selling stockholders, at a public offering price of $320.00 per share. Intercept received net proceeds of approximately $183.5 million, after deducting underwriting discounts and estimated offering expenses.

Conference Call on August 11 at 4:30 p.m. ET

The company will hold its second quarter 2014 financial results and business update conference call and webcast on Monday, August 11 at 4:30 p.m. ET. The live event will be available on the investor page of Intercept’s website at http://ir.interceptpharma.com or by calling (855) 232-3919 (toll-free domestic) or (315) 625-6894 (international) five minutes prior to the start time, no passcode required. A replay of the call will be available on our website approximately two hours after the completion of the call and will be archived for two weeks.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver and intestinal diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH), alcoholic hepatitis and primary sclerosing cholangitis (PSC). OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC and PSC. Intercept owns worldwide rights to OCA outside of Japan, China and Korea, where it has out-licensed the product candidate to Sumitomo Dainippon Pharma. For more information about Intercept, please visit the Company's website at: www.interceptpharma.com.

Safe Harbor Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the clinical, preclinical and regulatory developments for our product candidates, the anticipated results of our clinical and preclinical trials and other development activities and the timing thereof, our potential development and regulatory milestones and the timeframes under which we anticipate such milestones may be achieved, the clinical utility of our selected endpoint and any potential consensus relating thereto, anticipated trends relating to our financial position, including the sufficiency of our cumulative cash, cash equivalents and investments securities, and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of important risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of our development activities, preclinical studies and clinical trials; the timing of and our ability to obtain and maintain regulatory approval of OCA, INT-767 and any other product candidates we may develop, particularly the possibility that regulatory authorities may require clinical outcomes data (and not just results based on achievement of a surrogate endpoint) as a condition to any marketing approval for OCA, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; our plans to research, develop and commercialize our product candidates; the election by our collaborators to pursue research, development and commercialization activities; our ability to attract collaborators with development, regulatory and commercialization expertise; our ability to obtain and maintain intellectual property protection for its product candidates; our ability to successfully commercialize our product candidates; the size and growth of the markets for our product candidates and our ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; our need for and ability to obtain additional financing; our estimates regarding expenses, future revenues and capital requirements and the accuracy thereof; our ability to retain key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in our annual report on Form 10-K for the year ended December 31, 2013 filed on March 14, 2014 as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

Intercept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2014	2013	2014

Licensing revenue	$405	$445	$811	$851

Costs and expenses:
Research and development	5,133	14,919	9,966	29,212
General and administrative	2,890	7,955	5,287	13,606
Total cost and expense	$8,023	$22,874	$15,253	$42,818

Other income (loss)
Revaluation of warrants	(5,572)	55,795	(9,255)	(170,832)
Other income (loss), net	(287)	104	10	240
Net income (loss)	$(13,477)	$33,470	$(23,687)	$(212,559)

Net income (loss) per common share:
Basic	$(0.79)	$1.60	$(1.41)	$(10.50)
Diluted	$(0.79)	$1.51	$(1.41)	$(10.50)
Weighted average shares outstanding:
Basic	16,970,519	20,965,094	16,765,464	20,238,955
Diluted	16,970,519	22,204,934	16,765,464	20,238,955

Condensed Consolidated Balance Sheet Information
(In thousands)

	Period Ended
	Dec. 31, 2013	June 30, 2014

Cash, cash equivalents and investment securities	$144,832	$299,031
Total assets	$150,319	$310,769
Working capital	$138,683	$294,728
Deferred revenue, total	$10,541	$10,690
Warrant liability, total	$50,112	$-
Total liabilities	$67,912	$20,829
Stockholders' equity	$82,406	$289,940

CONTACT:

For more information about Intercept, please contact Barbara Duncan or Senthil Sundaram, both of Intercept Pharmaceuticals at 1-646-747-1000.

Media inquiries: media@interceptpharma.com
Investor inquiries: investors@interceptpharma.com

SOURCE: Intercept Pharmaceuticals, Inc.